EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Fifth District Bancorp, Inc. of our report dated March 26, 2025, relating to the consolidated financial statements of Fifth District Bancorp, Inc. appearing in the Annual Report on Form 10-K of Fifth District Bancorp, Inc. for the year ended December 31, 2024.

/s/ Elliott Davis, LLC

Franklin, Tennessee
September 16, 2025